Former Finance Executive for Major League Baseball Joins Tyson Foods’ Board

Springdale, Ark. – May 10, 2019 – Tyson Foods, Inc. (NYSE: TSN) named Jonathan D. Mariner, 64, to the board of directors, company officials announced today.

Mariner is a private investor and entrepreneur who recently retired after 23 years in professional sports. He previously served as chief financial officer (CFO) for the Office of the Commissioner of Major League Baseball, where he led the League’s accounting, treasury and budgeting functions; completed more than a dozen franchise purchase and sale transactions; and helped create the League’s strategic investment fund.

Prior to his position at Major League Baseball, Mariner was the CFO for the Florida Marlins Baseball Club, Florida Panthers Hockey Club and Dolphins Stadium. He was also previously a director for Ultimate Software, which ranked #8 on Fortune's 100 Best Companies to Work For list for 2019. Mariner is currently the founder and president of TaxDay, LLC, a private software firm that creates apps designed to help users keep track of their multi-state travel. He is also serving on an interim basis as the Interim Head of Regional Sports Networks for The Walt Disney Company pending the networks' sale.

“Our governance and nominating committee recommended Jonathan because of his financial background, entrepreneurial interests and experience in strategic investments, acquisitions and forecasting,” said Chairman of the Board of Directors for Tyson Foods, John Tyson. “We believe his insight will help us as we continue to grow our value-added and international businesses.”

Mariner has a Bachelor of Science in accounting from the University of Virginia and an MBA from the Harvard Business School.

In addition to Mariner and Chairman John Tyson, other current members of the Tyson Foods board of directors are Gaurdie E. Banister Jr., Dean Banks, Mike Beebe, Mikel A. Durham, Kevin M. McNamara, Cheryl S. Miller, Jeffrey K. Schomburger, Robert Thurber, Barbara A. Tyson and Tyson Foods president and CEO Noel White.

About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 121,000 team members at September 29, 2018. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
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Contact: Gary Mickelson, 479-290-6111, gary.mickelson@tyson.com
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